Exhibit 99.1

Semler Reports Record Fourth Quarter and Year End 2020 Financial Results

2020 HIGHLIGHTS compared to 2019:

•	Annual revenues increased by 18%

•	Pre-tax net income of $16.5 million, an increase of $5.8 million, or 54%, compared to $10.7 million

•	Net income of $14.0 million, a decrease of $1.1 million, or 7%, compared to $15.1 million (which included a $4.4 million income tax benefit)

•	Cash at December 31, 2020 increased to $22.1 million from $7.7 million

Santa Clara, CA – March 1, 2021 – Semler Scientific, Inc. (OTCQB: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three months and year ended December 31, 2020.

“We believe that the clinical benefits of earlier recognition of vascular disease are driving the adoption of our QuantaFlo® product,” said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “Our program may enable healthcare providers to intercede with preventive measures to delay the sequalae of this devastating, underdiagnosed, chronic disease.”

FINANCIAL RESULTS

For the year ended December 31, 2020, compared to 2019, Semler Scientific reported:

•	Revenues of $38.6 million, an increase of $5.8 million, or 18%, compared to $32.8 million

•	Cost of revenues of $3.4 million, a decrease of $0.3 million, or 8%, compared to $3.7 million. As a percentage of revenues, cost of revenues was 9% compared to 11%

•	Total operating expenses of $22.6 million, which includes cost of revenues, an increase of $0.5 million, or 3%, compared to $22.1 million

•	Pre-tax net income of $16.5 million, an increase of $5.8 million, or 54%, compared to $10.7 million. As a percentage of revenues, pre-tax net income was 43% compared to 33%

•	Net income of $14.0 million, or $2.13 per basic share and $1.74 per diluted share, a decrease of $1.1 million, or 7% compared $15.1 million, or $2.34 per basic share and $1.88 per diluted share. As a percentage of revenues, net income was 36% compared to 46%
Note: 2019 includes an income tax benefit of $4.4 million, primarily due to the release of a tax valuation allowance. Excluding this tax benefit, net income increased 31%.

•	Cash of $22.1 million, an increase of $14.4 million compared to $7.7 million

For the quarter ended December 31, 2020, compared to the corresponding period of 2019, Semler Scientific reported:

•	Revenues of $12.1 million, an increase of $2.9 million, or 32%, compared to $9.2 million

•	Cost of revenues of $1.0 million, an increase of $0.1 million or 9%, compared to $0.9 million. As a percentage of revenues, cost of revenues was 8% compared to 10%

•	Total operating expenses, which includes cost of revenues, of $6.1 million, unchanged from the corresponding period of 2019

•	Pre-tax net income of $6.5 million, an increase of $3.5 million, or 117%, compared to $3.0 million. As a percentage of revenues, pre-tax net income was 54% compared to 33%

•	Net income of $5.4 million, or $0.81 per basic share and $0.66 per diluted share, an increase of $2.6 million, or 93% compared to net income of $2.8 million, or $0.43 per basic share and $0.35 per diluted share. As a percentage of revenues, net income was 44% compared to 31%

MAJOR ACCOMPLISHMENTS IN 2020

Among the achievements during 2020 were:

1.	Record high annual revenues since inception of the company

2.	Record high annual pre-tax net income since inception of the company

3.	Cash position increased to $22.1 million

4.	Added two new independent directors, Daniel S. Messina and Cindy H. Moon, to Semler Scientific’s board of directors

5.	Entered into an agreement with a private company to exclusively market and distribute a new product line in the United States, including Puerto Rico, and made investments in two private companies working in other product areas.

These investments will be discussed in further detail in Semler Scientific’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which the company expects to file with the Securities and Exchange Commission on or before March 16, 2021.

Semler Scientific’s two largest customers comprised 47.2% and 22.8% of annual revenues.

In 2020 compared to 2019, revenues from fixed price software license fee arrangements were approximately $25.7 million, an increase of $2.8 million, or 12%; variable fee software license revenues were approximately $11.6 million, an increase of $2.7 million, or 30%; and equipment/other sales were $1.3 million, an increase of $0.3 million, or 30%.

In the fourth quarter of 2020 compared to the corresponding period of 2019, fixed fee software license revenues were approximately $7.0 million, an increase of $0.7 million, or 11%; variable fee software license revenues were approximately $4.5 million, an increase of $1.8 million, or 67%; and equipment/other sales were $0.5 million, an increase of $0.4 million, or 400%.

In 2021, Semler Scientific expects continued profitability and generation of cash from operating activities, as well as increased spending to support anticipated growth in its business. It is the company’s intent to grow annual revenues at a faster rate than annual expenses and to remain profitable. However, there remains some uncertainty as to state and local governments continuing to revise restrictions related to COVID-19. Semler Scientific intends to manage its expenses and other costs in line with changes in revenues and cash position during these uncertain times.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the fourth quarter and year ended December 31, 2020 as well as provide a business update on the company’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. To pre-register, go to: https://dpregister.com/sreg/10151850/e1889471da.

Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific's website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Income

(In thousands of U.S. Dollars, except for share and per share data)

	For the years ended December 31,
	2020	2019
	(unaudited)
Revenues	$38,603	$32,767
Operating expenses:
Cost of revenues	3,356	3,661
Engineering and product development	2,938	2,479
Sales and marketing	9,942	8,965
General and administrative	6,406	6,954
Total operating expenses	22,642	22,059
Income from operations	15,961	10,708
Interest income	82	2
Other income (expense)	443	(9)
Other income (expense)	525	(7)
Pre-tax net income	$16,486	$10,701
Income tax provision (benefit)	$2,479	$(4,383)
Net income	$14,007	$15,084
Net income per share:
Basic	$2.13	$2.34
Diluted	$1.74	$1.88
Weighted average number of shares used in computing income per share:
Basic	6,584,441	6,440,724
Diluted	8,066,561	8,029,909

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At December 31,
	2020	2019
	(unaudited)
Cash	$22,079	$7,741
Other current assets	4,184	3,702
Noncurrent assets	8,376	6,844
Total assets	34,639	18,287
Current liabilities	4,514	5,207
Noncurrent liabilities	332	7
Stockholders' equity	29,793	13,073
Total liabilities and stockholders' equity	$34,639	$18,287

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific's mission is to develop, manufacture and market innovative proprietary products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific commercially launched its first patented and U.S. Food and Drug Administration, or FDA, cleared product in 2011, and received FDA 510(k) clearance for QuantaFlo®, the next generation version of this product, in 2015. QuantaFlo® is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. QuantaFlo® is used by Semler Scientific's customers to more comprehensively evaluate their patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding continued profitability and cash generation from operations, the relative rate of revenue and expenses growth and ability to remain profitable, as well as increased spending, in addition to statements about the benefits of its service on patient outcomes and future expansion of its customer base. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, and its ability to continue to control expenses and preserve cash, as well as uncertainty created by COVID-19, along with those risk factors detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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